EXHIBIT 6.12


                              STOCK SALE AGREEMENT

         NOW, THEREFORE, in consideration of the Promissory Note, the mutual promises and agreements set forth herein and therein, and other valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto hereby agree as follows:

1. The Company shall direct its transfer agent to remove the restrictive legend and allow the sale of up to 200,000 shares of common stock (the "Stock") of Circle Group Internet Inc. ("the Company") under the Securities Act of 1933 (the "Act") in reliance upon the exemption therefrom contained in Section 4(1) of the Act and Rule 144 promulgated by the Securities and Exchange Commission thereunder, owned by Dana L. Dabney ("the Note Holder").

2. The Company shall grant to Note Holder Nonstatutory Stock Options to purchase up to 400,000 shares of common stock of the Company at an exercise price equal to the average sale price of the total number of shares sold pursuant to paragraph 3, below. The total number of Nonstatutory Stock Options granted will be determined by multiplying the total number of shares sold pursuant to paragraph 3, below by a factor of 2 (Shares Sold X 2 = Nonstatutory Stock Option Grant).

3. Whereas, Circle Group Internet, Inc. and Dana L. Dabney have entered into a Promissory Note Agreement, dated as of November 15, 2002 (such Promissory Note Agreement, as amended or otherwise modified from time to time, the "Promissory Note"), pursuant to which the Company will borrow, and the Note Holder will loan eighty percent (80%) of any and all proceeds from the sale of the Stock of the Company, the funds for the loan being derived from the sale of the common stock of Circle Group Internet, Inc., per paragraph 1, above.

                                PROMISSORY NOTE

$7,100.00                                                      November 15, 2002

FOR VALUE RECEIVED, the undersigned, Circle Group Internet Inc., an Illinois corporation, hereby promises to pay to the order of Dana L. Dabney (the "Note Holder"), or assigns, in lawful money of the United States of America, the principal sum of Seven Thousand One Hundred and 00/100 ($7,100.00) on November 15, 2002, or so much thereof as may have not been repaid from time to time, as shown on Schedule I attached hereto, as such may be amended from time to time, together with interest on the outstanding principal balance hereof (computed on the basis of 360-day year of twelve 30-day months) at the rate of six and three-quarters percent (6.75%) per annum, such interest payable upon maturity of the note.

         This note may be prepaid in whole or in part, without premium, penalty or discount, at any time, or from time to time, at the option of the undersigned, together with accrued interest on the amount prepaid.

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         Participations in this note may be assigned, in whole or in part, at any time, or from time to time, at the option of Dana L. Dabney or a participant, such participations to be recorded on Schedule II attached hereto, as such may be amended from time to time. In the event that one or more participations in this note have been assigned, all participants shall participate in all principal and interest payments pro rata in accordance with their relative principal amounts.

         Until this note has been repaid in full, an amount equal to the net proceeds of any external financing of any kind conducted by the undersigned whether through the issuance of debt or equity, but excluding any short-term debt or any compensation-related equity issuance, shall be payable to the undersigned to the participant or participants as a mandatory prepayment of principal of this note immediately upon receipt of such proceeds by the undersigned.

         No waiver by Dana L. Dabney or any participant of any rights or remedies under this note shall be considered a waiver of any other subsequent right or remedy. No delay or omission in the exercise by Dana L. Dabney or any participant of any rights or remedies and no exercise or enforcement of any such rights or remedies shall be held to exhaust any other right or remedy.

         The occurrence of any of the following events shall constitute an "Event of Default" under this note:

         (a) the undersigned shall fail to make any payment of principal due hereunder for more than five business days after the due date thereof, or shall fail to make any payment of interest due hereunder for more than thirty days after the due date thereof,

         (b) the undersigned shall commence any case or proceeding seeking to have an order for relief entered on its behalf as debtor or to adjudicate it as bankrupt or insolvent or seeking reorganization, liquidation, dissolution, winding-up, arrangement, composition or readjustment of its debts or any other relief under any bankruptcy, insolvency, reorganization, liquidation, dissolution, arrangement, composition, readjustment of debt or other similar act or law of any jurisdiction, domestic or foreign, now or hereafter existing; or the undersigned shall apply for a receiver, custodian or trustee (other than any trustee appointed as a mortgagee or secured party in connection with the issuance of indebtedness for borrowed money of the undersigned) of it or for all or a substantial part of its property; or the undersigned shall make a general assignment for the benefit of creditors; or the undersigned shall take any corporate action in furtherance of any of the foregoing; or

         (c) an involuntary case or other proceeding shall be commenced against the undersigned with respect to it or its debts under any bankruptcy, insolvency or other similar law now or hereafter in effect seeking the appointment of a trustee, receiver, liquidator, custodian or similar official of it or any substantial part of its property; and such case or proceeding
               (i) results in the entry of an order for relief or a similar order against it or (ii) shall continue unstayed and in effect for a period of 60 consecutive days.

         Upon the occurrence of an Event of Default, the unpaid principal balance of this note and accrued interest on this note shall become immediately due and payable, without presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by the undersigned.

         The substantive laws of the State of Illinois shall govern the validity, construction, enforcement and interpretation of this note. In the event of a dispute involving this note or any other instruments executed in connection herewith, the undersigned irrevocably agrees that venue of such dispute shall lie exclusively in any court of competent jurisdiction in Lake County, Illinois.

CIRCLE GROUP INTERNET INC.               CIRCLE GROUP INTERNET INC.


By: /s/ Gregory J. Halpern               Accepted and Agreed /s/ Dana L. Dabney
    ---------------------------                              -------------------
Name: Gregory J. Halpern                 Name: Dana L. Dabney
Title: President & CEO                   Title: Secretary and Director



                                   Schedule I


                            Principal Payment Record



        Date of        Amount of          Unpaid              Name of Person
        Repayment      Principal Paid     Principal Balance   Making Notation
        ---------      --------------     -----------------   ---------------



                                  Schedule II



                                 Participations



        Participant               Amount of Principal
        -----------               -------------------